Exhibit 99.1

Contact:	Michele Harrison Vice President, Investor Relations (314-984-4966)
Panera Bread Company Reports Fiscal 2010 diluted EPS of $3.62, up 30% over Fiscal
2009, on 7.9% Growth in System-Wide Comparable Net Bakery-Cafe Sales
HIGHLIGHTS
•	Q4 2010 Diluted EPS grew 27% versus Q4 2009 to $1.21

•	Record level Company-owned new bakery-cafe AWS of $40,808 in 2010

•	Q4 2010 Company-owned comparable net bakery-cafe sales up 5.2%

•	Q1 2011 EPS target set at $1.06 to $1.08 (up 29% to 32%)

•	Full Year 2011 EPS target increased to $4.40 to $4.45 (up 22% to 23%)
St. Louis, MO, February 10, 2011 — Panera Bread Company (Nasdaq: PNRA) today reported net income of $112 million, or $3.62 per diluted share, for the fifty-two weeks ended December 28, 2010. These results compare to net income of $86 million, or $2.78 per diluted share, for the fifty-two weeks ended December 29, 2009, and represent a 30% year-over-year increase in diluted earnings per share.
For the fourth quarter ended December 28, 2010, net income was $37 million, or $1.21 per diluted share. The fourth quarter of fiscal 2010 results compare to net income of $30 million, or $0.95 per diluted share, for the fourth quarter ended December 29, 2009, and represent a 27% year-over-year increase in diluted earnings per share.
The Company’s full year and fourth quarter fiscal 2010 consolidated statements of operations and margin analyses are attached as Schedule I. The following tables set forth, for the periods indicated, certain items included in the Company’s consolidated statements of operations (in thousands, except per share data and percentages):

	For the 52 Weeks Ended		Percentage
	December 28, 2010	December 29, 2009	Change

Total revenue	$1,542,489	$1,353,494	14%
Net income	$111,866	$86,050	30%
Diluted earnings per share	$3.62	$2.78	30%
Shares used in diluted EPS	30,922	30,979

	For the 13 Weeks Ended		Percentage
	December 28, 2010	December 29, 2009	Change

Total revenue	$428,161	$366,972	17%
Net income	$36,520	$29,696	23%
Diluted earnings per share	$1.21	$0.95	27%
Shares used in diluted EPS	30,092	31,246

Fourth Quarter Fiscal 2010 Results and Business Review
Comparable Net Bakery-Cafe Sales Growth
In the fourth quarter of fiscal 2010, system-wide comparable net bakery-cafe sales increased 5.8%, Company-owned comparable net bakery-cafe sales increased 5.2% and franchise-operated comparable net bakery-cafe sales increased 6.1% versus the comparable period in fiscal 2009. Two year system-wide comparable net bakery-cafe sales increased 11.7%, two year Company-owned comparable net bakery-cafe sales increased 12.5% and two year franchise-operated comparable net bakery-cafe sales increased 11.0%.
The Company-owned comparable net bakery-cafe sales increase of 5.2% in the fourth quarter of fiscal 2010 included the following year-over-year components: transaction growth of 2.9% and average check growth of 2.3%. Average check growth was comprised of retail price increases of approximately 2.0 % and mix impact of approximately 0.3%. A schedule of comparable net bakery-cafe sales information is attached as Schedule III.
Operating Margin
In the fourth quarter of fiscal 2010, the Company generated operating margin improvement of approximately 130 basis points compared to the fourth quarter of fiscal 2009. This operating margin improvement was primarily the benefit of sales leverage from comparable net bakery-cafe sales increases and operating efficiencies on labor-related expenses.
Capital Deployment
For the full fiscal year 2010, the Company opened 42 new bakery-cafes and its franchisees opened 34 bakery-cafes. During the fourth quarter of fiscal 2010, the Company opened 21 new bakery-cafes and its franchisees opened 12 new bakery-cafes. As a result, there were 1,453 bakery-cafes open system-wide as of December 28, 2010. Additionally, during the fourth quarter of fiscal 2010, the Company completed the purchase of substantially all the assets and certain liabilities of 37 bakery-cafes from a New Jersey franchisee and acquired the remaining noncontrolling interest in three bakery-cafes in the Ontario, Canada market from a former franchisee. The breakdown of Company-owned and franchise-operated bakery-cafes are as follows:

	Company-owned	Franchise-operated	Total System

Bakery-cafes as of September 28, 2010	605	816	1,421
Bakery-cafes opened	21	12	33
Bakery-cafes closed	(1)	—	(1)
Bakery-cafes acquired	37	(37)	—

Bakery-cafes as of December 28, 2010	662	791	1,453

Average weekly sales (“AWS”) for Company-owned new units for full year fiscal 2010 was $40,808 compared to $37,618 in the same period of fiscal 2009. This new unit AWS was the highest in Company history. AWS for Company-owned new units in the fourth quarter of fiscal 2010 was $40,686 compared to $38,057 in fiscal 2009. AWS for franchise-operated new units for full year fiscal 2010 was $38,841 compared to $36,326 in fiscal 2009. AWS for franchise-operated new units in the fourth quarter of fiscal 2010 was $39,851 compared to $37,486 in the same period of fiscal 2009. A schedule of the fourth quarter and full year fiscal 2010 AWS is attached as Schedule II.
During the full year fiscal 2010, the Company repurchased $150 million of shares at an average share price of $78.72. No shares were repurchased during the fourth quarter of fiscal 2010. Share repurchased during fiscal 2010 had a favorable impact of approximately $0.10 on the Company’s full year fiscal 2010 earnings per diluted share. The Company currently has approximately $448 million available under the existing $600 million repurchase authorization.
Full Year 2011 Targets
Raising Full Year Fiscal 2011 Targets
Diluted EPS Target
The Company is raising its target for fiscal 2011 earnings per diluted share to $4.40 to $4.45, which would represent an increase from fiscal 2010 of 22% to 23% in year-over-year earnings per diluted share. This is an increase from the Company’s prior full year fiscal 2011 earnings per diluted share target of $4.30 to $4.35. This increase in the full year fiscal 2011 target is based on the outperformance in fiscal 2010 and the momentum in the business entering fiscal 2011.
The full year fiscal 2011 diluted earnings per share target is based on the following key assumptions:
Comparable Net Bakery-Cafe Sales Growth
The Company is maintaining its full year fiscal 2011 target for Company-owned comparable net bakery-cafe sales growth of 4.0% to 6.0%. The two year Company-owned net bakery-cafe sales growth target is 11.5% to 13.5%. The 2011 Company-owned target assumes transaction growth between 2.0% and 4.0%, supported by the expected impact of the Company’s MyPaneraTM loyalty program, increased media spending, and average check growth of approximately 2.0%. The Company is projecting a year-over-year price increase of approximately 2.0% and zero net impact from sales mix.
Operating Margin Improvement
In fiscal 2011, the Company is targeting operating margin to be up 0 to 50 basis points versus the prior year reflecting modest operating leverage on sales growth.
Capital Deployment
The Company continues to expect approximately 95 to 105 new unit system-wide openings in fiscal 2011. Average weekly sales for new Company-owned units is targeted to be $37,000 to $39,000 in fiscal 2011.

The earnings per diluted share target includes accretion of approximately $0.25 per diluted share from repurchases made during fiscal 2010, but does not include any incremental share repurchases in fiscal 2011.
First Quarter Fiscal 2011 Outlook
Establishing First Quarter Fiscal 2011 Targets
Diluted EPS Target
The Company’s first quarter of fiscal 2011 diluted earnings per share target assumes earnings per diluted share of $1.06 to $1.08, which would represent an increase of 29% to 32% in the first quarter of fiscal 2011 versus the comparable period in fiscal 2010. This earnings per diluted share target does not assume any additional share repurchases.
This first quarter of fiscal 2011 diluted earnings per share target is based on the following key assumptions:
Comparable Net Bakery-Cafe Sales Growth
The Company’s first quarter of fiscal 2011 target assumes Company-owned comparable net bakery-cafe sales growth of 3.0% to 4.0% versus the comparable period in fiscal 2010. The two year Company-owned comparable net bakery-cafe sales target is 13.0% to 14.0%, which represents an acceleration from the two year comparable sales trends realized in fiscal 2010. The assumptions underlying this comparable net bakery-cafe sales growth target for the first quarter are transaction growth of 1.5% to 2.5% and average check growth of approximately 1.5%, with average check growth comprised of retail price increases of approximately 1.5% and minimal impact from mix.
The Company announced today system-wide comparable net bakery-cafe sales in the first 43 days of the first quarter of fiscal 2011 were up approximately 2.8%, including the impact of the recent winter storms. Company-owned comparable net bakery-cafe sales were up approximately 2.9%, and franchise-operated comparable net bakery-cafe sales were up approximately 2.6%, during the same period.
Operating Margin Improvement
In the first quarter of fiscal 2011, the Company is targeting operating margin to be up 25 to 75 basis points versus the prior year reflecting modest operating leverage on sales growth.
Capital Deployment
The Company is targeting new unit development of 15 to 18 system-wide new unit openings for the first quarter of fiscal 2011 with average weekly sales for Company-owned new units consistent with full year target of $37,000 to $39,000.

Concluding Comment
Bill Moreton, CEO, commented, “We are pleased to deliver 27% earnings growth in the fourth quarter, marking the tenth out of the last eleven quarters of 20% plus growth. We believe this trend speaks to our strategy of continually investing in the quality of our customers’ experience to drive concept differentiation and competitive advantage. We expect 2011 to be another successful year as we target 22% to 23% EPS growth, which is consistent with our targeted 15% to 20% EPS growth rate over the next several years.”
Notes:
The Company will host a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Friday, February 11, 2011 to discuss fourth quarter fiscal 2010 results, preliminary comparable net bakery-cafe sales results for the first 43 days of the first quarter of fiscal 2011, and first quarter and full year targets and business outlook for 2011. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days after the call, and the release will be archived for one year.
We include in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in our base store bakery-cafes. In fiscal 2010 the Company modified the method by which it determines bakery-cafes included in our comparable net bakery-cafe sales percentages to include those bakery-cafes with an open date prior to the first day of our prior fiscal year. Previously, comparable net bakery-cafe sales percentages were based on bakery-cafes that had been in operation for 18 months. Similarly, for fiscal 2010, franchise-operated bakery-cafes include only those bakery-cafes with an open date prior to the first day of our prior fiscal year. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in the Company’s comparable net bakery-cafe sales percentages after it has acquired a 100 percent ownership interest and if such acquisition occurred prior to the first day of our prior fiscal year. Comparable net bakery-cafe sales exclude closed locations.
Comparable net bakery-cafe sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with Generally Accepted Accounting Principles, or GAAP, and may not be equivalent to comparable net bakery-cafe sales as defined or used by other companies. The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. The Company believes franchise-operated and net system-wide sales information is useful in assessing consumer acceptance of its brand; facilitates an understanding of its financial performance and the overall direction and trends of sales and operating income; helps it appreciate the effectiveness of our advertising and marketing initiatives which its franchisees also contribute based on a percentage of their net sales; and provides information that is relevant for comparison within the industry.

About Panera Bread Company
Panera Bread Company owns and franchises 1,453 bakery-cafes as of December 28, 2010 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. Our bakery-cafes are principally located in suburban, strip mall and regional mall locations. We feature high quality, reasonably priced food in a warm, inviting, and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by antibiotic-free chicken, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on our website, http://www.panerabread.com.
Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, on our anticipated growth, operating results, plans, objectives, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe,” “positioned,” “estimate,” “project,” “target,” “plan,” “goal,” “assumption,” “continue,” “intend,” “expect,” “future,” “anticipate,” and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the year ended December 29, 2009 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule I
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	December 28, 2010	December 29, 2009

Revenues:
Bakery-cafe sales, net	$371,007	$312,858
Franchise royalties and fees	22,170	21,213
Fresh dough and other product sales to franchisees	34,984	32,901

Total revenue	428,161	366,972
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$103,922	$88,834
Labor	112,235	97,703
Occupancy	26,859	24,438
Other operating expenses	47,815	40,659

Total bakery-cafe expenses	290,831	251,634
Fresh dough and other product cost of sales to franchisees	28,077	25,646
Depreciation and amortization	18,449	17,176
General and administrative expenses	28,080	24,128
Pre-opening expenses	1,915	1,081

Total costs and expenses	367,352	319,665

Operating profit	60,809	47,307
Interest expense	177	163
Other expense (income), net	1,455	(818)

Income before income taxes	59,177	47,962
Income taxes	22,793	18,266

Net income	36,384	29,696
Less: net loss attributable to noncontrolling interest	(136)	—

Net income attributable to Panera Bread Company	$36,520	$29,696

Earnings per common share attributable to Panera Bread Company:
Basic	$1.22	$0.96

Diluted	$1.21	$0.95

Weighted average shares of common and common equivalent shares outstanding:
Basic	29,816	30,936

Diluted	30,092	31,246

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 52 Weeks Ended
	December 28, 2010	December 29, 2009

Revenues:
Bakery-cafe sales, net	$1,321,162	$1,153,255
Franchise royalties and fees	86,195	78,367
Fresh dough and other product sales to franchisees	135,132	121,872

Total revenue	1,542,489	1,353,494
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$374,816	$337,599
Labor	419,140	370,595
Occupancy	100,970	95,996
Other operating expenses	177,059	155,396

Total bakery-cafe expenses	1,071,985	959,586
Fresh dough and other product cost of sales to franchisees	110,986	100,229
Depreciation and amortization	68,673	67,162
General and administrative expenses	101,494	83,169
Pre-opening expenses	4,282	2,451

Total costs and expenses	1,357,420	1,212,597

Operating profit	185,069	140,897
Interest expense	675	700
Other expense, net	4,232	273

Income before income taxes	180,162	139,924
Income taxes	68,563	53,073

Net income	111,599	86,851
Less: net (loss) income attributable to noncontrolling interest	(267)	801

Net income attributable to Panera Bread Company	$111,866	$86,050

Earnings per common share attributable to Panera Bread Company:
Basic	$3.65	$2.81

Diluted	$3.62	$2.78

Weighted average shares of common and common equivalent shares outstanding:
Basic	30,614	30,667

Diluted	30,922	30,979

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	December 28, 2010	December 29, 2009

Revenues:
Bakery-cafe sales, net	86.7%	85.3%
Franchise royalties and fees	5.2	5.8
Fresh dough and other product sales to franchisees	8.2	9.0

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	28.0%	28.4%
Labor	30.3	31.2
Occupancy	7.2	7.8
Other operating expenses	12.9	13.0

Total bakery-cafe expenses	78.4	80.4
Fresh dough and other product cost of sales to franchisees (2)	80.3	77.9
Depreciation and amortization	4.3	4.7
General and administrative expenses	6.6	6.6
Pre-opening expenses	0.4	0.3

Total costs and expenses	85.8	87.1

Operating profit	14.2	12.9
Interest expense	—	—
Other expense (income), net	0.3	(0.2)

Income before income taxes	13.8	13.1
Income taxes	5.3	5.0

Net income	8.5%	8.1%
Less: net loss attributable to noncontrolling interest	—	—

Net income attributable to Panera Bread Company	8.5%	8.1%

(1)	As a percentage of Company net bakery-cafe sales.

(2)	As a percentage of fresh dough and other product sales to franchisees.

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 52 Weeks Ended
	December 28, 2010	December 29, 2009

Revenues:
Bakery-cafe sales, net	85.7%	85.2%
Franchise royalties and fees	5.6	5.8
Fresh dough and other product sales to franchisees	8.8	9.0

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	28.4%	29.3%
Labor	31.7	32.1
Occupancy	7.6	8.3
Other operating expenses	13.4	13.5

Total bakery-cafe expenses	81.1	83.2
Fresh dough and other product cost of sales to franchisees (2)	82.1	82.2
Depreciation and amortization	4.5	5.0
General and administrative expenses	6.6	6.1
Pre-opening expenses	0.3	0.2

Total costs and expenses	88.0	89.6

Operating profit	12.0	10.4
Interest expense	—	0.1
Other expense, net	0.3	—

Income before income taxes	11.7	10.3
Income taxes	4.4	3.9

Net income	7.2%	6.4%
Less: net (loss) income attributable to noncontrolling interest	—	0.1

Net income attributable to Panera Bread Company	7.3%	6.4%

(1)	As a percentage of Company net bakery-cafe sales.

(2)	As a percentage of fresh dough and other product sales to franchisees.

PANERA BREAD COMPANY
Schedule II — Supplemental Sales and Bakery-Cafe Information
System-Wide AWS

	2010	2009	2008	2007	2006
AWS	$42,852	$39,926	$39,239	$38,668	$39,150

	2010 Company-Owned AWS By Year Opened					Year-Over-Year Change in Company-Owned AWS
	2010 Opens	2009 Opens	2008 Opens	2010		2009 Opens	2008 Opens
	[a]	[a]	& Prior	Acquisitions	Total	[b]	& Prior	AWS Total
Bakery-Cafes	42	30	550	40	662
Q1 10	$56,113	$37,384	$41,193	—	$41,040	-10.8%	10.2%	9.8%
Q2 10	$39,523	$36,343	$42,326	$32,542	$41,940	2.1%	10.0%	9.0%
Q3 10	$39,990	$34,841	$40,871	$29,144	$40,487	-5.7%	4.2%	3.3%
Q4 10	$40,686	$38,902	$44,078	$49,641	$44,034	2.2%	5.6%	5.8%
2010 YTD	$40,808	$36,864	$42,103	$46,413	$41,899	-2.0%	7.7%	7.3%

[a]	2010 Company-owned AWS excludes 2010 and 2009 acquisition data.

[b]	Change in Company-owned AWS in 2010 from 2009 compares 30 bakery-cafes in 2010 against 30 bakery-cafes at the end of the fourth quarter of 2009.

	2010 Franchise-Operated AWS By Year Opened					Year-Over-Year Change in Franchise-Operated AWS
	2010 Opens	2009 Opens	2008 Opens	2010		2009 Opens	2008 Opens
	[c]	[c]	& Prior [e]	Acquisitions	Total [e]	[d]	& Prior	AWS Total
Bakery-Cafes	34	38	716	3	791
Q1 10	$44,220	$36,610	$42,927	—	$42,620	4.6%	9.5%	8.8%
Q2 10	$38,330	$38,448	$43,960	$32,565	$43,615	4.6%	11.2%	10.5%
Q3 10	$36,643	$37,868	$43,206	$32,503	$42,797	7.8%	7.8%	7.2%
Q4 10	$39,851	$40,145	$45,818	$35,683	$45,301	7.1%	5.3%	4.7%
2010 YTD	$38,841	$38,258	$43,959	$33,700	$43,578	5.3%	8.1%	7.4%

[c]	2010 Franchise-operated AWS excludes 2010 and 2009 acquisition data.

[d]	Change in Franchise-operated AWS in 2010 from 2009 compares 38 bakery-cafes in 2010 against 39 bakery-cafes at the end of the fourth quarter of 2009.

[e]	Franchise-operated bakery-cafes excludes the New Jersey bakery-cafes acquired by the Company in the fourth quarter of 2010.

	Bakery-Cafe Openings (excluding acquisitions)
	Company	Franchise	Total		Company	Franchise	Total
Q1 10	3	5	8	Q1 09	4	10	14
Q2 10	8	5	13	Q2 09	4	10	14
Q3 10	10	12	22	Q3 09	9	10	19
Q4 10	21	12	33	Q4 09	13	9	22

2010 YTD	42	34	76	2009 YTD	30	39	69
AWS — average weekly net sales for the time periods indicated.

PANERA BREAD COMPANY
Schedule III — Comparable Net Bakery-Cafe Sales Information

	For the 4 weeks ended	For the 5 weeks ended	For the 4 weeks ended	For the 13 weeks ended	For the 52 weeks ended
	October 26, 2010	November 30, 2010	December 28, 2010	December 28, 2010	December 28, 2010
Company-owned	4.0%	5.2%	6.6%	5.2%	7.5%
Franchise-operated	5.3%	6.3%	6.8%	6.1%	8.2%
System-wide	4.8%	5.8%	6.7%	5.8%	7.9%
Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in our base store bakery-cafes. In fiscal 2010 we modified the method by which we determine bakery-cafes included in our comparable net bakery-cafe sales percentages to include those bakery-cafes with an open date prior to the first day of our prior fiscal year. Previously, comparable net bakery-cafe sales percentages were based on bakery-cafes that had been in operation for 18 months. Similarly, for fiscal 2010, franchise-operated bakery-cafes include only those bakery-cafes with an open date prior to the first day of our prior fiscal year. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes. Acquired Company-owned and franchise-operated bakery-cafes and other restaurant or bakery-cafe concepts are included in our comparable net bakery-cafe sales percentages after we have acquired a 100 percent ownership interest and such acquisition date occurred prior to the first day of our prior fiscal year. Comparable net bakery-cafe sales exclude closed locations.